EXHIBIT 23(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Post Effective Amendment No. 1 to Registration Statement No. 333-125169 of TXU Corp. on Form S-8 of our report relating to the financial statements of TXU Corp. dated March 16, 2005, except for Note 21 as to which the date is June 8, 2005 (which report includes explanatory paragraphs related to the Company's change in method of accounting for stock based compensation with the election to early adopt Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment and the rescission of Emerging Issues Task Force Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities and the restatement of the statements of cash flows for the three years in the period ended December 31, 2004) and our report relating to the management's report on the effectiveness of internal control over financial reporting dated March 16, 2005, appearing in the Annual Report on Form 10-K/A, as amended, of TXU Corp. for the year ended December 31, 2004.


/s/ Deloitte & Touche, LLP

Dallas, Texas
August 18, 2005